Ad hoc announcement in accordance with Section 15 German Securities Trading Act

Advanced Inflight Alliance AG announces preliminary financial results for the first quarter 2013

- EBITDA adjusted for one-time effects increases by 5 percent to EUR 4.4 million

- Net profit at EUR 3.7 million 61 percent higher than previous year’s figure

- Slightly weaker development of revenues in the first quarter of 2013

Munich, May 2, 2013 – Advanced Inflight Alliance AG releases its preliminary financial results for the first quarter of 2013:

The consolidated Group revenues of Advanced Inflight Alliance Group did decreased slightly by 2 percent from EUR 31.6 million in the first quarter of 2012 to EUR 30.9 million in the first quarter of 2013. This was mainly due to a less favorable foreign currency environment as well as a moderate development in the Content Service Providing (CSP) business segment.

Earnings before interest, taxes, depreciation and amortization (EBITDA) amounted to EUR 4.0 million in the first quarter of 2013 and therefore were slightly below the previous year’s figure of EUR 4.2 million. The first quarter of 2013 included one-time expenses associated with restructuring measures of EUR 0.2 million as well as reported negative foreign currency effects of EUR 0.2 million. At EUR 4.4 million, the EBITDA adjusted for one-time effects and reported foreign currency effects increased by around 5 percent on the previous year’s adjusted EBITDA of EUR 4.2 million.

Earnings before interest and taxes (EBIT) stood at EUR 2.7 million in the first quarter of 2013 and therefore were below the EBIT for the first quarter of 2012 of EUR 3.3 million. One major reason for this development was the increase of planned depreciation and amortization from EUR 1 million in the first Quarter of 2012 to EUR 1.3 million in the first quarter of 2013 due to the ordinary course of business. The EBIT adjusted for one-time effects and reported foreign currency effects in the first quarter of 2013 was EUR 3.1 million. This represents a decrease compared to the previous year’s figure of EUR 3.3 million.

In the first quarter of 2013 Advanced Inflight Alliance Group reported a finance income of EUR 2.5 million (first quarter 2012: EUR 10,000). This finance income represents book profits realized in context with AIA’s investment in Row44 Inc.

The Advanced Inflight Alliance Group reported earnings before taxes (EBT) of EUR 5.0 million for the first quarter of 2013. This represents a substantial increase compared to the previous year’s EBT of EUR 3.1 million, which is predominately driven by the positive income from investments shown in the finance income. The EBT adjusted for one-time effects and for reported foreign currency effects in the first quarter of 2013 was EUR 5.4 million, which represents an increase compared to the previous year’s figure of EUR 3.1 million.

The net profit for the first quarter of 2013 at EUR 3.7 million was up 61 percent compared to the previous year’s figure of EUR 2.3 million.

For more information, please contact: Advanced Inflight Alliance AG

Schellingstrasse 35 | 80799 Munich | Tel.: +49 (0)89 613805-0 | Fax: ++49 89 613805-55 | info@aialliance.com |

www.advanced-inflight-alliance.com

Amounting to EUR 0.15 in the first quarter of 2013, earnings per share (EPS) in accordance with IFRS did slightly increase compared to the previous year’s figure of EUR 0.14.

The final figures for the first quarter of 2013 may differ from the preliminary figures reported today. The complete financial report for the first quarter of 2013 will be available for downloading under www.advanced-inflight-alliance.com as of May 10, 2013.

Advanced Inflight Alliance AG

The Management Board

For more information, please contact: Advanced Inflight Alliance AG

Schellingstrasse 35 | 80799 Munich | Tel.: +49 (0)89 613805-0 | Fax: ++49 89 613805-55 | info@aialliance.com |

www.advanced-inflight-alliance.com